UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 1, 2011

Compuware Corporation
(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 000-20900

Michigan (State or other jurisdiction of incorporation or organization)	38-2007430 (I.R.S. Employer Identification No.)
One Campus Martius, Detroit, Michigan (Address of Principal Executive Offices)	48226-5099 (Zip Code)

(Registrant’s telephone number, including area code): (313) 227-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 1, 2011, the Compensation Committee (“Committee”) of the Board of Directors of Compuware Corporation (the “Company”) approved modifications to the Company’s Executive Incentive Program (“EIP”) for fiscal year 2012, and approved equity awards to certain executive officers under the fiscal year 2012 EIP and the Company’s 2007 Long-Term Incentive Plan (“Plan”). Equity awards for Peter Karmanos, Jr., Executive Chairman, and Robert C. Paul, Chief Executive Officer, were approved by the independent members of the Board of Directors on July 1, 2011.

Modifications to the Executive Incentive Program

The Committee approved replacing Total Sales Commitments with Revenue as one of the performance measures under the EIP.  For fiscal year 2012, performance under the EIP will be measured according to earnings per share (“EPS”) and Revenue, defined as follows:

•
EPS before unusual items – defined as net income, before the impact of unusual items (such as gain on divestiture of product lines; restructuring and related costs; and impairment of intangible assets), divided by the weighted average diluted shares outstanding for the year.

•
Revenue – defined as the sum of revenue from software license, maintenance, subscription and professional services (including application services) arrangements recognized during the fiscal year in conformity with US GAAP.

The Committee also determined that the annual and long-term incentive targets (as a percentage of salary) for some of our executive officers be adjusted downward. The following table compares the annual and long-term incentive targets for fiscal 2011 and the adjusted targets that will apply in fiscal 2012:

	FY11 Incentive Multiples (% of salary)		FY12 Incentive Multiples (% of salary)
Executive Grouping	Annual	Long-Term	Annual	Long-Term
Executive Chairman	n/a	n/a	100%	175%
CEO	200%	200%	100%	175%
COO	200%	200%	100%	175%
CFO	200%	200%	100%	140%
CAO	100%	100%	100%	100%
EVP Sales	100%	100%	100%	100%

Three performance levels of attainment are established for the EPS and Revenue components, with bonus amounts prorated based on actual results between each performance level. The minimum performance level is 50 percent, the target performance level is 100 percent, and the Committee approved an increase from 150 percent to 200 percent for the maximum performance level. If the Company meets its performance goals, each executive officer would receive an Annual Cash Award equal to a multiple of base salary, half for meeting the EPS goal and half for meeting the Revenue goal. At the target performance level, each executive officer is eligible to earn an Annual Cash Award equal to 100 percent of base salary.

The Committee also approved a change to the mix of grants awarded under the long-term component of the EIP. Specifically, the Committee approved the long-term EIP component, measured as a percentage of base salary as shown above, to be divided in thirds, with one third payable in cash as a Long-Term Cash Award, one third granted in stock options (“NQSO”) and one third granted in restricted stock units (“RSU”).  The cash values are converted into RSUs based on the fair market value of the Company’s stock when granted and into NQSOs based on a Black-Scholes option pricing model when granted.  The Long-Term Cash Award is earned if the Company meets or exceeds the minimum performance level, but is deferred and paid only if the recipient remains employed by the Company for two years after the Annual Cash Award is earned. The RSUs are granted annually early in the applicable fiscal year and pursuant to the terms and conditions of a Restricted Stock Unit Award Agreement in the form previously filed as exhibit 10.123 to the Form 8-K filed June 9, 2009 and described therein. The NQSOs are granted annually early in the applicable fiscal year and pursuant to the terms and conditions of a Stock Option Agreement (“NQSO Agreement”) in the form previously fined as exhibit 10.106 to the Form 8-K filed April 25, 2008, except that the vesting period has been modified.  NQSOs and RSUs granted under this program will vest in equal annual installments beginning on the first anniversary of the grant date over a period of four years as long as the recipient continues to be employed by the Company. A modified NQSO Agreement has been attached as exhibit 10.131 to this Form 8-K.

Equity Awards under the Executive Incentive Program

The Committee approved grants of NQSOs and RSUs to certain executive officers of the Company as of July 1, 2011 pursuant to the Plan and the EIP in accordance with the terms of the NQSO Agreement and RSU Agreement. Related grants to the Executive Chairman and the CEO were approved by the independent members of the Board of Directors on July 1, 2011.  The table below identifies the grants made on July 1, 2011 to the “named executive officers” listed in the Company’s 2011 proxy statement to be filed July 14, 2011 who are currently serving as such.

Officer Name and Position	RSUs	Stock Options
Peter Karmanos, Jr., Executive Chairman of the Board	71,721	167,865
Robert C. Paul, Chief Executive Officer	41,837	97,921
Laura L. Fournier, Executive Vice President and Chief Financial Officer	26,297	61,550
Denise A. Starr, Executive Vice President and Chief Administrative Officer	16,222	37,969
Patrick A. Stayer, Executive Vice President Worldwide Solutions	17,076	39,967

A copy of each of the EIP and the NQSO Agreement as revised is attached as Exhibits 10.130 and 10.131, respectively, and incorporated herein by reference.  The above descriptions of the EIP and the NQSO Agreement as revised are qualified in their entirety by reference to the copies filed as exhibits with this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

10.130   Compuware Executive Incentive Agreement – Corporate
10.131   Form of Stock Option Award Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

July 8, 2011	COMPUWARE CORPORATION

	By:	/s/ Laura L. Fournier

Laura L. Fournier
Executive Vice President
Chief Financial Officer